Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Smithfield Foods Reports Fourth Quarter Results

Smithfield, Virginia (June 5, 2008)—Smithfield Foods, Inc. (NYSE: SFD) reported income from continuing operations for the fourth quarter of fiscal 2008 of $1.8 million, or $.01 per diluted share, versus income from continuing operations last year of $51.8 million, or $.46 per diluted share.

Net income in the fourth quarter of $2.4 million, or $.02 per diluted share, includes after-tax income from discontinued operations of $0.6 million, or $.01 per diluted share. In the fourth quarter of last year, net income of $37.1 million, or $.33 per diluted share, includes an after-tax loss from discontinued operations of $14.7 million, or $.13 per diluted share. Sales were $2.9 billion versus $2.4 billion a year ago.

As previously disclosed, the company has signed a definitive agreement to sell Smithfield Beef Group, Inc., its beef processing and cattle feeding operation, to JBS S.A. Consequently, the company has classified the results of the beef processing and cattle feeding operations as discontinued operations beginning this quarter. Results for prior years have been restated to reflect the discontinued operations. The sale is subject to regulatory approval and the company expects the transaction to close in its fiscal second quarter.

Following are the company’s sales and operating profit from continuing operations by segment:

	13 Weeks Ended		52 Weeks Ended
	April 27, 2008	April 29, 2007	April 27, 2008	April 29, 2007
Sales
Pork	$2,450.5	$2,059.2	$9,627.5	$7,933.9
International	344.8	217.2	1,224.5	954.6
Hog Production	620.9	436.3	2,399.3	1,787.0
Other	36.5	28.3	148.8	132.3

	3,452.7	2,741.0	13,400.1	10,807.8
Intersegment	(584.3)	(351.6)	(2,048.9)	(1,448.5)

Total Sales	$2,868.4	$2,389.4	$11,351.2	$9,359.3

Operating Profit
Pork	$138.5	$78.5	$449.4	$218.6
International	30.5	5.8	76.9	36.8
Hog Production	(129.0)	40.6	(98.1)	211.4
Other	(2.4)	6.8	28.2	40.8
Corporate	(8.3)	(30.3)	(59.6)	(84.9)

Total Operating Profit	29.3	101.4	396.8	422.7
Interest Expense	(41.8)	(37.3)	(184.8)	(133.6)

Income (Loss) from Continuing Operations before Income Taxes	$(12.5)	$64.1	$212.0	$289.1

Fourth Quarter Results

Substantially improved margins in both packaged meats and fresh pork produced considerable earnings gains in the pork segment. Packaged meats margins rose 32 percent and volume of high-margin categories grew: pre-cooked bacon (20 percent), pre-cooked entrees (52 percent) and pre-cooked ribs (15 percent). Fresh pork volume rose substantially, the result of high export demand, record slaughter rates and the volume of Premium Standard Farms operations, acquired in May 2007. Raw material costs were well below last year. The quarter also includes an $8 million pre-tax impairment charge for a shuttered plant.

International results rose on higher packaged meats volumes and improved margins. Packaged meats volume in Poland increased 11 percent. Groupe Smithfield reported increased earnings on improved volume and margins in the dry ham and sausage categories. Results include a net gain of approximately $9.4 million related to asset sales and other restructuring activities at Groupe Smithfield.

Results in the company’s Other segment were below those of last year due to higher raising costs in its turkey operations.

Hog production experienced a substantial loss, the result of lower live hog prices and considerably higher raising costs. Live hog market prices averaged $42 per hundredweight in the quarter versus $47 per hundredweight last year, while cash raising costs increased to

$54 per hundredweight compared to $46 per hundredweight a year ago on higher grain prices. In February, Smithfield Foods announced plans to reduce its U.S. sow herd by four to five percent and the company is making progress in these reductions. Fourth quarter results also reflected a significant international hog production loss, as all operations experienced record high grain prices. The company experienced considerably lower volume in Romania due to the lingering effects of an outbreak of classical swine fever last summer.

In the fourth quarter, the company attributed $10.0 million, or $.07 per diluted share, to income from continuing operations as the result of lowering its estimated effective income tax rate for the full fiscal year and favorable resolution of certain tax positions.

“Exceptional results in our pork operations were more than offset by extremely poor conditions in hog production,” said C. Larry Pope, president and chief executive officer. “Domestic and export volumes were at record levels, and I am extremely pleased with the packaged meats side of our business, where we continue to drive out costs and improve margins,” he said.

“On the other hand, there were major challenges in the hog markets as live hog prices were low and grain prices were high. These were enormously difficult conditions,” said Mr. Pope.

Full Year Results

Smithfield Foods reported income from continuing operations for fiscal 2008 of $139.2 million, or $1.04 per diluted share, versus income from continuing operations last year of $211.9 million, or $1.89 per diluted share.

Net income for the full year of $128.9 million, or $.96 per diluted share, includes an after-tax loss from discontinued operations of $10.3 million, or $.08 per diluted share. For fiscal 2007, net income of $166.8 million, or $1.49 per diluted share, includes an after-tax loss of $45.1 million from discontinued operations, or a loss of $.40 per diluted share. Sales were $11.4 billion versus $9.4 billion.

Pork segment earnings were more than double the prior year reflecting margin expansion of 73 percent in packaged meats and considerably higher margins and volume in fresh pork. Packaged meats volume increased 10 percent, with branded products volume rising 11 percent. Volumes of pre-cooked bacon and entrees, as well as smoked sausage and dry sausage, rose more than 25 percent. Fresh pork volume increased 29 percent due to a full year of production from newly-acquired Premium Standard Farms and record exports. Raw material costs were well below a year ago.

In the international segment, the company’s Polish operations increased packaged meats production by 21 percent and improved margins. Operations in Romania progressed and fresh meat production rose 63 percent. Groupe Smithfield had a much-improved year in spite of considerably higher raw material prices and competitive market conditions. Profits at the Norson vertically integrated joint venture in Mexico grew substantially.

Results in the Other segment, which includes the company’s wholly-owned growout operations and a 49 percent ownership in the joint venture Butterball LLC, were well below those of a year ago, as raising costs continued to rise throughout the year due to higher grain costs.

Hog production reported a loss for the year versus a profit in fiscal 2007 as live hog market prices averaged $44 per hundredweight compared with $48 per hundredweight a year ago. Cash raising costs increased to $50 per hundredweight versus $43 per hundredweight last year. After experiencing high mortality rates in fiscal 2007 due to circovirus, the company has made substantial progress in improving liveability and productivity. International hog production recorded a substantial loss due to significantly higher grain prices. Results include $13 million in pre-tax charges in the second quarter related to costs associated with an outbreak of classical swine fever at three of the company’s farms in Romania.

“Our number one goal this year was to raise packaged meats margins and we accomplished that objective,” said Mr. Pope. “We have been successful in our strategic focus on converting raw materials to more value-added convenience products and driving margin expansion. I am looking forward to another year of further executing this strategy, although market conditions will be difficult,” he said.

“I continue to be very concerned about the ever-increasing cost of grains. I believe these increases, at least in part, can be traced directly back to the ‘corn to ethanol’ policy in this country,” said Mr. Pope. “While no one can determine precisely the exact impact of this policy, I think it is clear that the impact on corn prices has been substantial. The elimination of 25 percent or more of the supply of any commodity from the market, while demand remains constant, has a dramatic impact on price levels,” he said.

“The current ethanol mandates in place will force this supply diversion from ‘corn for food’ to ‘corn for fuel’. The impact can only be higher food costs for the American consumer,” said Mr. Pope. “This policy, in my opinion, is a flawed policy and needs to be changed, or food inflation, which has clearly been felt in milk and bread products, has only begun. I strongly urge those in Washington to critically reexamine our ethanol policy to help lessen the burden on the American family already suffering from the effects of higher fuel prices,” he said.

“Looking forward, I am encouraged by the continued strong export demand. Grain prices, however, will be the wild card. Sow slaughter numbers have been favorable and it appears that liquidation of both domestic and European hog supplies is underway. Unfortunately, it will take several months for this oversupply situation to correct. In the meantime, we are focusing on improving our cost structure and implementing price increases as markets permit. If grain costs continue at these substantially high levels, food prices in this country have to go up. We have no alternative but to raise prices,” said Mr. Pope.

With sales of $11 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, the timing and extent to which beef export markets are reopened, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company’s pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for fiscal 2007 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		52 Weeks Ended
	April 27, 2008	April 29, 2007	April 27, 2008	April 29, 2007
Sales	$2,868.4	$2,389.4	$11,351.2	$9,359.3
Cost of sales	2,662.4	2,102.5	10,196.6	8,292.8

Gross profit	206.0	286.9	1,154.6	1,066.5

Selling, general and administrative expenses	194.3	190.5	813.6	686.0
Interest expense	41.8	37.3	184.8	133.6
Equity in income of affiliates	(19.4)	(6.5)	(62.0)	(48.2)
Minority interests	1.8	1.5	6.2	6.0

Income (loss) from continuing operations before income taxes	(12.5)	64.1	212.0	289.1

Income tax expense (benefit)	(14.3)	12.3	72.8	77.2

Income from continuing operations	1.8	51.8	139.2	211.9

Income (loss) from discontinued operations, net of tax	0.6	(14.7)	(0.7)	(34.7)
Loss on disposal of discontinued operations, net of tax	—	—	(9.6)	(10.4)

Net income	$2.4	$37.1	$128.9	$166.8

Income per share:
Basic:
Continuing operations	$.01	$.46	$1.04	$1.90
Discontinued operations	.01	(.13)	(.08)	(.41)

Net income	$.02	$.33	$.96	$1.49

Diluted:
Continuing operations	$.01	$.46	$1.04	$1.89
Discontinued operations	.01	(.13)	(.08)	(.40)

Net income	$.02	$.33	$.96	$1.49

Weighted average shares outstanding:
Basic	134.4	112.3	133.9	111.7
Diluted	134.6	112.5	134.2	111.9

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

SCHEDULE OF EQUITY IN (INCOME) / LOSS OF AFFILIATES

(In millions)

Following is a breakdown of the major investments included in equity in (income) / loss of affiliates as presented in the consolidated statements of income:

	13 Weeks Ended		52 Weeks Ended		Segment
	April 27, 2008	April 29, 2007	April 27, 2008	April 29, 2007
Groupe Smithfield	$(17.5)	$(1.5)	$(32.4)	$(14.3)	International
Butterball	1.6	(6.2)	(23.4)	(24.1)	Other
Campofrío	(5.5)	(1.4)	(10.6)	(9.5)	International
All other equity method investments	2.0	2.6	4.4	(0.3)	Various

Equity in income of affiliates	$(19.4)	$(6.5)	$(62.0)	$(48.2)